Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of LexingtonPark Parent Corp. of our reports dated August 14, 2009 relating to the consolidated statement of financial condition of LexingtonPark Parent Corp. and subsidiaries and our report dated May 22, 2009, except for Note 20, as to which the date is July 10, 2009 relating to the consolidated financial statements of Ramius LLC and Subsidiaries included in LexingtonPark Parent Corp.’s Registration Statement on Form S-4 (No. 333-160525) dated September 30, 2009, as amended.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 30, 2009